Exhibit 10.2

UNITED STATES DISTRICT COURT

DISTRICT OF MASSACHUSETTS

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In re AVEO Pharmaceuticals, Inc. Securities	)
Litigation	)
	)	No. 1:13-cv-11157-DJC
)
)
This document relates to: All Actions	)	CLASS ACTION
)
	)	Hon. Denise J. Casper
)

STIPULATION OF SETTLEMENT

This Stipulation of Settlement (the “Stipulation”), dated January 29, 2018, is made and entered into by and among the Court-appointed Lead Plaintiffs and Class Representatives Robert Levine and William Windham (collectively, “Class Plaintiffs”) and Defendants AVEO Pharmaceuticals, Inc. (“AVEO”), Tuan Ha-Ngoc, William Slichenmyer, and David Johnston (collectively, “Defendants”), by and through their respective counsel of record in the Litigation.  Class Plaintiffs and the Defendants shall collectively be referred to as the “Parties.”  This Stipulation is intended by the Parties to fully, finally and forever resolve, discharge and settle the Released Claims (as defined below), upon the terms and subject to the conditions hereof, and subject to the approval of the Court.

RECITALS

WHEREAS, the following cases were commenced in the United States District Court for the District of Massachusetts, on or after May 9, 2013:

	Abbreviated Case Name	Case Number	Date Filed
1.	Sanders v. AVEO Pharmaceuticals, Inc.	No. 1:13-11157	5/9/2013
2.	Krause v. AVEO Pharmaceuticals, Inc.	No. 1:13-11320	5/31/2013

WHEREAS, by an Order dated December 3, 2013, the above-captioned cases were consolidated for all purposes under the caption In re AVEO Pharmaceuticals, Inc. Securities Litigation, No. 1:13-11157 (“the Action”), Robert Levine and William Windham were appointed lead plaintiffs pursuant to the provisions of the Private Securities Litigation Act of 1995, and their selections of lead counsel, Pomerantz LLP, and liaison counsel, Shapiro Haber & Urmy, LLP, were approved;

WHEREAS, on February 3, 2014, Class Plaintiffs filed an Amended Complaint;

WHEREAS, on April 4, 2014, Defendants moved to dismiss the Amended Complaint, which motion the Court granted on March 20, 2015, after briefing and oral argument;

WHEREAS, on June 26, 2015, Class Plaintiffs were granted leave to file and did file a Second Amended Complaint;

WHEREAS, on July 17, 2015, Defendants moved to dismiss the Second Amended Complaint;

WHEREAS, on November 18, 2015, after briefing and oral argument, the Court granted Defendants’ motion, dismissing the Second Amended Complaint with prejudice and dismissing this Action;

WHEREAS, on December 9, 2015, Class Plaintiffs filed a notice appealing the Court’s dismissal to the United States Court of Appeals for the First Circuit;

WHEREAS, in February 2016, the Parties participated in a mediation before Judge King of the First Circuit’s Office of Settlement, which was not successful in resolving this dispute;

WHEREAS, on April 4, 2016, Class Plaintiffs filed a motion in the District Court under Federal Rule of Civil Procedure 60(b) seeking to vacate the prior orders of dismissal based upon evidence that Class Plaintiffs contended was newly-discovered and likely to lead to a different outcome;

WHEREAS, on May 10, 2016, the Court indicated that Class Plaintiffs had raised a colorable basis for vacating dismissal, and requested further briefing;

WHEREAS, by order dated January 3, 2017, as clarified by order dated January 31, 2017, the Court vacated its orders of dismissal;

WHEREAS, on February 2, 2017, Class Plaintiffs filed their Third Amended Complaint;

WHEREAS, the Parties thereafter engaged in extensive document and deposition discovery;

WHEREAS, on September 12, 2017 and September 13, 2017, the Parties participated in a two-day mediation session.  This mediation session did not successfully resolve the Parties’ dispute;

WHEREAS, on October 23, 2017, the Parties participated in a mediation session focusing exclusively on this Action before John Van Winkle.  This mediation session also concluded without reaching resolution, but the parties continued to negotiate;

WHEREAS, on November 14, 2017, the Court granted Class Plaintiffs’ motion for class certification, appointed Class Plaintiffs as the class representatives, and appointed their counsel, Pomerantz LLP, as class counsel;

WHEREAS, on December 26, 2017, the Parties executed a binding Memorandum of Understanding (the “MOU”) settling this Action in its entirety;

WHEREAS, Class Plaintiffs believe that the claims asserted in the Action have merit and that the evidence of the underlying events and transactions alleged in the Complaint, developed through its discovery to date, support their claims.  Additionally, Class Counsel has researched the applicable law with respect to the Class’s claims and believe that they could successfully refute any defenses raised by Defendants.  Nonetheless, Class Plaintiffs and their counsel recognize and acknowledge the expense and length of continued prosecution of the Action against Defendants through trial and any subsequent appeals.  Class Plaintiffs and their counsel also have taken into account the uncertain outcome and risks of any litigation, including risk of collecting upon a judgment, and believe that it is desirable that the settlement as set forth in this Stipulation confers substantial benefits upon the Class.  Based on their evaluation, Class Plaintiffs and their counsel have concluded that the terms and conditions of this Stipulation are fair, reasonable and adequate to the Class, and that it is in the best interests of the Class to settle the claims raised in the Action pursuant to the terms and provisions of this Stipulation; and

WHEREAS, Defendants deny and have not admitted any allegation of wrongdoing, fault, liability, or damage whatsoever.  Defendants have agreed to enter into this Stipulation to avoid the uncertainties, burden, and expense of further litigation and to put the Released Claims (as defined below) to rest, finally and forever.  Nothing in this Stipulation shall be construed as an admission by Defendants of any wrongdoing, fault, liability, or damages whatsoever.

NOW, THEREFORE, IT IS HEREBY STIPULATED AND AGREED between Class Plaintiffs and Defendants, by and through their undersigned counsel, that the Action and the Released Claims shall be settled, compromised, and dismissed with prejudice, subject to the approval of the Court, in the manner and upon the terms and conditions hereafter set forth.

I.	DEFINITIONS

To the extent not otherwise defined herein, as used in this Stipulation, the following terms have the meanings specified below:

A.“Authorized Claimant” means a member of the Class who submits a timely and valid Proof of Claim and Release form to the Settlement Administrator and whose proof of claim is not rejected.  Only those members of the Class filing valid and timely Proofs of Claim and Releases shall be entitled to receive any distributions from the Net Settlement Fund.

B.“AVEO” means AVEO Pharmaceuticals, Inc.

C.“Class” or “Class Member” means all persons or entities who purchased or acquired shares of AVEO common stock (ticker symbol AVEO) between May 16, 2012 and May 1, 2013, both dates inclusive.  Excluded from the Class are (1) Defendants and their immediate families, (2) any entity in which Defendants have or had a controlling interest, (3) current and former officers, directors and employees of AVEO, and (4) the legal representatives, heirs, successors, or assigns of any excluded party.

D.“Class Counsel” means the law firm of Pomerantz LLP.

E.“Class Period” means the period from May 16, 2012 through May 1, 2013, both dates inclusive.

F.“Court” means the United States District Court for the District of Massachusetts.

G.“Defendants” means AVEO, Tuan Ha-Ngoc, David Johnston, and William Slichenmyer.

H.“Defendants’ Counsel” means the law firm of Wilmer Cutler, Pickering, Hale and Dorr LLP.

I.“Effective Date” means the first date by which all of the conditions to the Settlement specified in Section X.A of this Stipulation have been satisfied.

J.“Escrow Account” means an interest bearing escrow account established by the Escrow Agent to receive the Settlement Amount.

K.“Escrow Agent” means The Huntington National Bank.

L.“Execution Date” means the last date upon which this Stipulation has been signed by all the signatories hereto through their counsel.

M.“Final” as used herein with respect to the judgment means the date by which the judgment shall have been entered by the Court and either: (i) the time for appeal from the judgment has expired with no appeal taken; or (ii) if the judgment is appealed, such appeal is dismissed or withdrawn, or the judgment has been affirmed in all material respects and is no longer subject to further appeal or other review.

N.“Final Approval Hearing” means the final hearing to be held by the Court to determine whether the proposed Settlement should be approved as fair, reasonable and adequate; whether an order approving the Settlement should be entered thereon; whether the Plan of Allocation of the Settlement Fund should be approved; and whether and in what amounts to award attorneys’ fees and expenses to Class Counsel and reimbursement to Class Plaintiffs.

O.“Gross Settlement Fund” means the Settlement Cash and Settlement Warrants defined herein and described in Section II (or any proceeds therefrom), plus all interest earned thereon.

P.“Judgment” means the proposed final order and judgment to be entered by the Court approving the Settlement, substantially in the form attached hereto as Exhibit B or in such other form as may be approved in writing by all of the Parties acting by and through their respective counsel of record in the Action.

Q.“Net Settlement Fund” means the Gross Settlement Fund, less: (i) attorneys’ fees and expenses; (ii) taxes and tax expenses; (iii) Notice and Administration Expenses; and (iv) reimbursement awards to Class Plaintiffs, if any.

R.“Notice and Administration Account” means the interest-bearing account to be established and maintained by the Settlement Administrator from the Gross Settlement Fund.

S.“Notice and Administration Expenses” means all expenses incurred (whether or not paid) in connection with the Settlement administration, and shall include, among other things, the cost of publishing Summary Notice (as defined in Section V.A below) on a national business internet wire service; printing and mailing the Mailed Notice (as defined in Section V.A, below), as directed by the Court; and the cost of processing proofs of claim and distributing the Net Settlement Fund to Class Members who timely submit a valid Proof of Claim and Release.

T.“Order for Notice and Hearing” means the proposed order preliminarily approving the Settlement and directing notice thereof to the Class substantially in the form attached hereto as Exhibit A, or in such other form as may be approved in writing by all of the Parties acting by and through their respective counsel of record in the Action.

U.“Person” means an individual, corporation, partnership, limited partnership, association, joint stock company, estate, legal representative, trust, unincorporated association, government or any political subdivision or agency thereof, and any business or legal entity and their spouses, heirs, predecessors, successors, representatives, or assigns.

V.“Plaintiffs” mean all Class Members.

W.“Plan of Allocation” means a plan or formula for allocating the Net Settlement Fund to Authorized Claimants.  The Plan of Allocation is not part of this Stipulation and Defendants shall have no responsibility or liability with respect thereto.

X.“Proof of Claim” means the Proof of Claim and Release to be submitted by Claimants, substantially in the form attached as Exhibit 2 to Exhibit A (Exhibit A-2).

Y.“Released Parties” means Defendants, their present and former officers, directors, employees, agents, attorneys, auditors, insurers and reinsurers, and the representatives, successors and assigns of the foregoing.

Z.“Released Claims” means all direct, representative, individual or class claims, causes or action, or liability whatsoever, whether known or unknown, pleaded or unpleaded, suspected or unsuspected, for compensatory, punitive or other damages or any other relief (monetary, injunctive or otherwise) which were or might have been brought by or on behalf of any member of the Class in the Action or in the complaints filed in the Action, including all claims arising from any disclosure or disclosure omission by or on behalf of the Released Parties during the Class Period, except claims to enforce the Settlement.  With respect to any and all Released Claims, the Parties stipulate and agree that, upon the Effective Date, Class Plaintiffs shall expressly waive, and each of the Class Members shall be deemed to have waived, and by operation of the Judgment shall have waived, Unknown Claims as defined herein under California Civil Code § 1542.

AA.“Settlement” means the settlement contemplated by this Stipulation.

BB.“Settlement Administrator” means Epiq Class Actions and Claims Solutions, which shall administer the Settlement.

CC.“Settlement Amount” means (a) fifteen million U.S. Dollars in cash ($15,000,000) (“Settlement Cash”) and (b) warrants to purchase 2 million shares of AVEO common stock to be issued in accordance with the provisions contained in Section II (“Settlement Warrants”).

DD.“Settlement Fund” means the payments to be made in accordance with Section II of this Stipulation.

EE.“Supplemental Agreement” means the agreement executed by Class Counsel and Defendants’ Counsel simultaneously herewith and described in Section X.H of this Stipulation.

FF.“Unknown Claims” shall collectively mean all claims, demands, rights, liabilities, and causes of action of every nature and description which Class Plaintiffs or any Class Member does not know or suspect to exist in his, her or its favor at the time of the release of the Released Parties which, if known by him, her or it, might have affected his, her or its settlement with and release of the Released Parties, or might have affected his, her or its decision not to object to this Settlement.  With respect to any and all Released Claims, the Parties stipulate and agree that, upon the Effective Date, Class Plaintiffs shall expressly waive, and each of the Class Members shall be deemed to have waived, and by operation of the Judgment shall have waived, the provisions, rights and benefits of California Civil Code § 1542, which provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

II.	The Settlement Consideration

A.Within fifteen (15) business days after both of the following occur (1) the Court grants preliminary approval of settlement and (2) Defendants’ counsel receives payment instructions and an IRS Form W-9, certain of Defendants’ insurers shall wire the Settlement Cash to the Escrow Account maintained by the Escrow Agent on behalf of Class Plaintiffs and the Class.  AVEO shall use its best efforts to cause the insurers to make timely payment by wire as set forth above.

B.AVEO shall issue and deliver Settlement Warrants for the purchase of 2,000,000 shares of AVEO common stock exercisable from the date of issue until the expiration of a one-year period after the date of issue at a price equal to the closing price on December 22, 2017, the reference date agreed upon by the Parties, which was $3.00.

1.AVEO shall use its best efforts to issue and deliver the Settlement Warrants, as directed by Class Counsel, within ten (10) business days following the Effective Date.

2.The number and exercise price of the Settlement Warrants is subject to adjustment for any stock split between the date hereof and the date of exercise.  In the event of a sale of AVEO or a recapitalization, reorganization, change of control, or similar transaction between the date hereof and the date of exercise, the Settlement Warrants will become exerciseable solely for the kind and amount of consideration the holders would have received in such transaction if they had exercised such warrants immediately prior to such transaction.

3.The common stock to be issued upon exercise of the Settlement Warrants, when issued in accordance with the terms of such Settlement Warrants and the warrant agreement, shall be duly and validly issued, fully paid, and non-assessable.  Promptly following the issuance of the Settlement Warrants, AVEO will file an S-3 registration statement with the SEC to register the resale of the Settlement Warrants and the underlying shares of common stock.  AVEO shall use commercially reasonable efforts to have the S-3 registration statement declared effective and maintain the effectiveness of the S-3 registration statement and the listing of AVEO’s common stock on NASDAQ.  AVEO will comply in all material respects with state and federal securities law requirements applicable to the issuance of the Settlement Warrants, and shall be responsible for the costs and expenses incurred as a result of such compliance.  AVEO shall be responsible for any costs associated with registration, printing or qualification of the Settlement Warrants (and any shares issued upon exercise of the Settlement Warrants), but shall not have any obligation for any costs associated with distribution of the Settlement Warrants (e.g., postage).

4.Except as provided in Section XII.K, Defendants and their insurers will not be required to pay, or cause payment of, more than the Settlement Amount pursuant to this Stipulation and the Settlement for any reason whatsoever, including, without limitation, as compensation to any Class Member, as payment of attorneys’ fees and expenses awarded by the Court, or in payment of any fees or expenses incurred by any Class Member or Class Counsel.

III.The Escrow Account

A.The Escrow Account, including any interest earned thereon net of any taxes on the income thereof, shall be used to pay: (i) attorneys’ fees and expenses; (ii) taxes and tax expenses; (iii) Notice and Administration Expenses, and (iv) reimbursement awards to Class Plaintiffs.  The balance of the Escrow Account shall be the Net Settlement Fund and shall be distributed to the Authorized Claimants as set forth in the Plan of Allocation.  Class Plaintiffs and Class Members shall look solely to the Net Settlement Fund for payment and satisfaction of any and all Released Claims.

B.All funds and instruments held by the Escrow Agent shall be deemed in custodia legis of the Court and shall remain subject to the jurisdiction of the Court until such time as such funds shall be distributed pursuant to an order of the Court.

C.Escrow Agent shall invest the Settlement Cash exclusively in instruments or accounts backed by the full faith and credit of the United States Government or fully insured by the United States Government or an agency thereof, including a U.S. Treasury Fund or a bank account that is either (a) fully insured by the Federal Deposit Insurance Corporation (“FDIC”) or (b) secured by instruments backed by the full faith and credit of the United States Government.  The Escrow Agent shall reinvest the proceeds of these instruments or accounts as they mature in similar instruments or accounts at their then-current market rates.

D.Prior to the Effective Date, the Escrow Agent shall not disburse the Gross Settlement Fund except as provided in this Stipulation, by order of the Court, or with the prior written agreement of counsel for Defendants and Class Counsel.

E.After the Effective Date, Defendants shall have no interest in the Gross Settlement Fund or in the Net Settlement Fund.

F.The Escrow Agent shall be authorized to execute only such transactions as are consistent with the terms of this Stipulation and the order(s) of the Court.

G.AVEO, its insurers, and the Settling Individual Defendants shall have no liability for any losses arising from (a) the investment of any portion of the Settlement Fund other than in accordance with this Stipulation, or (b) the disbursement of any portion of the Gross Settlement Fund other than in accordance with this Stipulation.

IV.The Notice and Administration Account

A.The Settlement Administrator shall establish and administer the Notice and Administration Account.  The Notice and Administration Account shall be established using funds in the Gross Settlement Fund and shall be used only for the payment of necessary and reasonable Notice and Administration Expenses.

B.The Escrow Agent is authorized to transfer up to $250,000 from the Gross Settlement Fund to the Notice and Administration Account for Notice and Administration Expenses without further approval.  No further amounts may be transferred prior to final approval except by Court order.

C.Plaintiffs, Class Counsel, Defendants, and Defendants' Counsel shall not bear any liability for notice costs.

V.	Order for Notice and Hearing

A.The Parties shall submit this Stipulation together with its exhibits to the Court, and Class Plaintiffs shall apply for entry of an Order for Notice and Hearing substantially in the form and content of Exhibit A attached hereto, requesting, inter alia, the preliminary approval of the Settlement as set forth in the Stipulation, and final approval of forms of notice to be mailed to all potential Settlement Class Members who can be identified with reasonable effort (the “Mailed Notice”) and to be published (the “Summary Notice”), substantially in the forms and contents of Exhibits A-1 and A-3 hereto, respectively.  The Mailed Notice shall include a proof of claim, substantially in the form of Exhibit A-2 attached hereto (the “Proof of Claim and Release”), the general terms of the Settlement set forth in the Stipulation, and shall set forth the procedure by which Persons who otherwise would be members of the Settlement Class may request to be excluded from the Settlement Class.

B.The Parties shall request that, after the Mailed Notice and Summary Notice have been mailed and published, respectively, in accordance with this Stipulation, the Court hold the Final Approval Settlement Hearing and finally approve the settlement of the Action with respect to the Parties.

VI.	Final Judgment Approving the Settlement

At the Final Approval Hearing, the Parties shall jointly request entry of the Judgment as defined herein.

VII.	Attorneys’ Fees And Expenses

A.Class Counsel may submit an application or applications (the “Fee and Expense Application”) for distributions to Class Counsel and liaison counsel from the Settlement Fund for: (a) an award of attorneys’ fees; plus (b) reimbursement of actual costs and expenses, including experts and consultants, incurred in connection with prosecuting the Action plus any interest on such attorneys’ fees, costs and expenses at the same rate and for the same periods as earned by the Gross Settlement Fund (until paid) as may be awarded by the Court.  Class Counsel reserves the right to make additional applications for fees and expenses incurred, if necessary.

B.Immediately after the Court enters an order awarding fees and expenses (“Fee Award”), the cash amounts awarded by the Court shall be released from escrow and wired as directed to Class Counsel.  Any warrants awarded in the Fee Award shall be delivered as directed by Class Counsel upon issuance as set forth in Section II.  These payments shall be subject to Class Counsel’s obligation to make appropriate refund or repayment within thirty (30) days of the date that any condition to establishing the Effective Date has not occurred and shall not occur, or if the Court or any appellate court enters an order reversing or reducing any award of attorneys’ fees or litigation expenses.

C.The procedure for and allowance or disallowance by the Court of any application for attorneys’ fees and expenses are not part of the Settlement set forth in this Stipulation and are to be considered by the Court separately from the Court’s consideration of the fairness, reasonableness, and adequacy of the Settlement set forth in this Stipulation.  Any order or proceedings relating to the Fee and Expense Application, or any appeal from any order relating thereto or reversal or modification thereof, shall not operate to modify, terminate, or cancel this Stipulation, or affect or delay the finality of the Judgment approving this Stipulation and the Settlement of the Action.

D.Except as provided in Section II, Defendants and their Related Parties shall have no responsibility for, and no liability whatsoever with respect to, any payment to Class Counsel or any other Plaintiffs’ counsel and/or any other Person who receives payment from the Settlement Fund.

E.Defendants and their Related Parties shall have no responsibility for, and no liability whatsoever with respect to, the allocation among Class Counsel and/or any other Person who may assert some claim thereto, of any Fee Award that the Court may make in the Action.

F.Class Counsel may apply to the Court to authorize the payment of a Compensatory Award (the “Compensatory Award Application”) for the time and expenses expended by Class Plaintiffs in assisting Class Counsel in the litigation of this Action.  Any Compensatory Award to Class Plaintiffs shall be payable five (5) days after the Effective Date, in cash, and from the Settlement Fund only.

G.The procedure for, and allowance or disallowance by the Court of the Compensatory Award Application are not a condition of the Settlement set forth in this Stipulation and are to be considered by the Court separately from the Court’s consideration of the fairness, reasonableness, and adequacy of the Settlement set forth in this Stipulation. Any order of or proceeding relating to the Compensatory Award Application, or any objection to, motion regarding, or appeal from any order or proceeding relating thereto or reversal or modification thereof, shall not operate to modify, terminate, or cancel this Stipulation, or affect or delay the finality of the Final Judgment or the releases contained therein or any other orders entered pursuant to this Stipulation.

VIII.	Administration and Calculation of Claims, Final Awards and Distribution of Net Settlement Fund

A.Each Class Member wishing to participate in the Settlement shall be required to submit a Proof of Claim and Release in the form annexed hereto as Exhibit A-2, signed under penalty of perjury by the beneficial owner(s) of the stock or by someone with documented authority to sign for the beneficial owner(s), and supported by such documentation as specified in the instructions accompanying the Proof of Claim and Release.

B.All Proofs of Claim and Releases must be received within the time prescribed in the Preliminary Approval Order unless otherwise ordered by the Court.  Any Class Member who fails to submit a properly completed Proof of Claim and Release within such period as shall be authorized by the Court shall be forever barred from receiving any payments pursuant to this Stipulation or from the Net Settlement Fund, but will in all other respects be subject to the provisions of this Stipulation and the Final Judgment, including, without limitation, the release of the Released Claims and dismissal of the Action with prejudice.

C.The Settlement Administrator shall administer the Settlement subject to such approvals by the Court as circumstances may require.

D.Each Proof of Claim and Release shall be submitted to the Settlement Administrator who shall determine, in accordance with this Stipulation and the Plan of Allocation to be formulated by Class Counsel, for approval by the Court, the extent, if any, to which each claim shall be allowed, subject to appeal to the Court.

E.The Settlement Administrator shall administer and calculate the claims submitted by the members of the Class, determine the extent to which claims shall be allowed, and oversee distribution of the Net Settlement Fund subject to appeal to, and jurisdiction of, the Court.  Neither Class Counsel, its designees or agents, Class Plaintiffs, Defendants’ counsel, nor the Defendants shall have any liability arising out of such determination.

F.The administrative determination of the Settlement Administrator accepting and rejecting claims shall be presented to the Court, on notice to the Defendants’ counsel, for approval by the Court.

G.Following the Effective Date and upon application to the Court by Class Counsel, the Net Settlement Fund shall be distributed to Authorized Claimants by the Settlement Administrator.

H.The Net Settlement Fund shall be distributed to the Authorized Claimants substantially in accordance with the terms of this Stipulation and a Plan of Allocation to be approved by the Court, subject to and in accordance with the following:

1.Any such Plan of Allocation is not a part of this Stipulation and it is not a condition of this Settlement that any particular Plan of Allocation be approved.

2.No funds from the Net Settlement Fund shall be distributed to Authorized Claimants until after the Effective Date.

3.Each Class Member who claims to be an Authorized Claimant shall be required to submit to the Settlement Administrator a completed Proof of Claim and Release signed under penalty of perjury and supported by such documents as specified in the Proof of Claim and Release and as are reasonably available to such Class Member.

4.Except as otherwise ordered by the Court, all Class Members who fail timely to submit a Proof of Claim and Release within such period as may be ordered by the Court, or otherwise allowed, shall be forever barred from receiving any payments pursuant to the Stipulation and the Settlement set forth herein, but shall in all other respects be subject to and bound by the provisions of the Stipulation, the releases contained herein, and the Final Judgment.

5.All Persons who fall within the definition of the Class and who do not timely and validly request to be excluded from the Class in accordance with the instructions set forth in the Mailed Notice (as defined in Section V.A, above) shall be subject to and bound by the provisions of this Stipulation, the releases contained herein, and the Final Judgment with respect to all Released Claims, regardless of whether such Persons seek or obtain by any means, including, without limitation, by submitting a Proof of Claim and Release or any similar document, any distribution from the Gross Settlement Fund or the Net Settlement Fund.

I.Neither the Defendants nor their counsel shall have any responsibility for, interest in, or liability whatsoever with respect to the investment or distribution of the Gross Settlement Fund, the Plan of Allocation, the determination, administration, or calculation of claims, the distribution of the Net Settlement Fund, or any losses incurred in connection with any such matters.

J.This is not a claims-made settlement, and if all conditions of the Stipulation are satisfied and the Final Judgment becomes Final, no portion of the Settlement Fund will be returned to Defendants or the Insurer.  Defendants, their counsel, their insurers and the other Released Parties shall have no responsibility for, involvement in, interest in, or liability whatsoever with respect to the investment or distribution of the Net Settlement Fund, the Plan of Allocation, the determination, administration, or calculation of claims, the payment or withholding of taxes or tax expenses, or any losses incurred in connection therewith.  No Person shall have any claims against Class Counsel, the Settlement Administrator, or any other agent designated by Class Counsel based on distribution determinations or claim rejections made substantially in accordancewith this Stipulation and the Settlement contained herein, the Plan of Allocation, or orders of the Court.  Class Counsel shall have the right, but not the obligation, to waive what they deem to beformal or technical defects in any Proofs of Claim filed, where doing so is in the interest of achieving substantial justice.

K.The Defendants shall have no involvement in the solicitation or review of Proofs of Claim and Releases, or involvement in the administration process, which will be conducted by the Settlement Administrator in accordance with this Stipulation.

L.It is understood and agreed by the Parties that any proposed Plan of Allocation of the Net Settlement Fund including, but not limited to, any adjustments to a Class Member’s claim set forth therein, is not a condition of this Stipulation and is to be considered by the Court in connection with the Court’s consideration of the fairness, reasonableness, and adequacy of the Settlement set forth in this Stipulation.  Any order or proceedings relating to the Plan of Allocation, or any appeal from any order relating thereto or reversal or modification thereof, shall not operate to modify, terminate, or cancel this Stipulation, or affect or delay the finality of the Final Judgment and the releases contained therein, or any other orders entered pursuant to this Stipulation.

M.No Person shall have any claim against Class Plaintiffs or Class Counsel, the Settlement Administrator, Defendants or Defendants’ Counsel based on investments or distributions made substantially in accordance with this Stipulation and the Settlement contained herein, the Plan of Allocation or further orders of the Court.

IX.	Tax Treatment

A.The Parties, their counsel, the Court, and the Escrow Agent shall treat the Escrow Account as being at all times a “qualified settlement fund” within the meaning of Treas. Reg. § 1.468B-1 for all periods on and after the date of the Court order preliminarily approving this Stipulation.  The Parties, their counsel, the Court and the Escrow Agent agree to take no action inconsistent with the treatment of the Escrow Account in such manner.   In addition, the Settlement Administrator, Escrow Agent, and as necessary, the Defendants, shall make the “relation back election” (as defined in Treas. Reg. § 1.468B-1(j)) back to the earliest permitted date.  Such elections shall be made in compliance with the procedures and requirements contained in such regulations.  It shall be the responsibility of the Settlement Administrator to timely and properly prepare and deliver the necessary documentation for signature by all necessary parties and thereafter to cause the appropriate filing to occur.  All provisions of this Stipulation shall be interpreted in a manner that is consistent with the Escrow Account being a “qualified settlement fund” within the meaning of Treas. Reg. § 1.468B-1.

B.For the purpose of § 468B of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, the “administrator” shall be the Settlement Administrator.  The Settlement Administrator shall satisfy the administrative requirements imposed by Treas. Reg. § 1.468B-2 by, e.g., (i) obtaining a taxpayer identification number, (ii) timely and properly satisfying any information reporting or withholding requirements imposed on distributions from the Escrow Account, and (iii) timely and properly filing or causing to be filed on a timely basis, all federal, state, local and foreign tax returns and other tax related statements necessary or advisable with respect to the Escrow Account (including, without limitation, all income tax returns, all informational returns, and all returns described in Treas. Reg. § 1.468B-2(1), and timely and properly paying any taxes imposed on the Escrow Account.  Such returns and Statements (as well as the election described in IX.A hereof) shall be consistent with this IX.B and in all events shall reflect that all taxes (including any estimated taxes, interest or penalties) on the income earned by the Escrow Account shall be paid out of the Escrow Account as provided in IX.C hereof.

C.All (i) taxes arising with respect to the income earned by the Escrow Account and (ii) tax expenses shall be paid out of the Escrow Account.  Further, taxes and the tax expenses shall be treated as, and considered to be, a cost of administration of the Settlement and shall be timely paid by the Escrow Agent out of the Escrow Account without prior order from the Court, and the Escrow Agent shall be obligated (notwithstanding anything herein to contrary) to withhold from distribution to Authorized Claimants any funds necessary to pay such amounts (as well as any amounts that may be required to be deducted or withheld under Treas. Reg. § 1.468B-2(1)(2)).  All Parties and their tax attorneys and accountants shall to the extent reasonably necessary carry out the provisions of paragraphs A-C of this Section.

D.The Defendants shall have no responsibility to make any filings relating to the Escrow Account and will have no responsibility to pay tax on any income earned by the Escrow Account.  In the event this Stipulation is canceled or terminated and funds from the Settlement Account are returned, AVEO shall be responsible for the payment of taxes (including any interest or penalties), if any, accrued but not yet paid from the Settlement Account.

X.	Settlement Conditions and Termination

A.This Stipulation shall be subject to the following conditions and, except as provided herein, shall be canceled and terminated unless:

1.Counsel for all Persons listed on the signature pages of this Stipulation have executed this Stipulation;

2.The Court enters the Order for Notice and Hearing, as provided in Section V;

3.AVEO’s insurers shall have timely delivered the Settlement Cash;

4.AVEO shall have timely delivered the Settlement Warrants;

5.The Court has approved the Settlement as described herein following notice to the Settlement Class, and has entered the Judgment, as provided in Section VI;

6.The time within which AVEO may exercise its option to terminate this Stipulation in accordance with the terms of the Supplemental Agreement shall have expired without the exercise of that option; and

7.The Judgment has become Final.

B.Upon the Effective Date, Class Plaintiffs and the Class Members, on behalf of themselves, and to the fullest extent permitted by law, their heirs, executors, administrators, personal representatives, attorneys, agents, partners, successors and assigns, and any other Person claiming (now or in the future) to have acted through or on behalf of them, shall hereby be deemed to have, and by operation of the Judgment shall have, fully, finally, and forever, released, relinquished, settled and discharged the Released Parties from the Released Claims and shall be permanently barred and enjoined from instituting, commencing, or prosecuting any Released Claim against any of the Released Parties directly, indirectly or in any other capacity, whether or not such members of the Settlement Class execute and deliver a Proof of Claim and Release to the Settlement Administrator.  Defendants also release and shall be permanently barred and enjoined from instituting, commencing, or prosecuting any claim against Class Plaintiffs, Class Members or Class Counsel related to the prosecution of this Action or transactions at issue in this Action.

C.If all of the conditions specified in paragraph A of this Section are not met, then this Stipulation shall be canceled and terminated, unless Class Counsel and Defendants’ Counsel mutually agree in writing to proceed with the Settlement.

D.If either (a) the Effective Date does not occur, (b) this Stipulation is canceled or terminated pursuant to its terms, or (c) this Stipulation does not become final for any reason, then the Gross Settlement Fund and all interest earned on the Gross Settlement Fund while held in escrow (less Notice and Administration Expenses paid or incurred), plus any amount then remaining in the Notice and Administration Account, including both interest paid and accrued (less expenses and costs which have not yet been paid but which are properly chargeable to the Notice and Administration Account), shall be refunded by the Settlement Administrator and/or the Escrow Agent as directed by Defendants’ Counsel within thirty (30) days of such cancellation or termination.

E.Upon the occurrence of all of the events specified in paragraph A of this Section, the obligation of the Settlement Administrator and/or the Escrow Agent to return funds from the Gross Settlement Fund to AVEO pursuant to paragraph D of this Section, shall be absolutely and forever extinguished.

F.If either (a) the Effective Date does not occur, (b) this Stipulation is canceled or terminated pursuant to its terms, or (c) this Stipulation does not become final for any reason, all of the Parties to this Stipulation shall be deemed to have reverted to their respective status as of December 22, 2017, counsel shall meet and confer on an appropriate schedule to propose to the Court, and they shall proceed in all respects as if this Stipulation had not been executed and the related orders had not been entered, preserving in that event all of their respective claims and defenses in the Action.  Notwithstanding the foregoing language, the following provisions of this Stipulation shall survive any termination or cancellation of the Settlement: this Section X.F; Section X.C; Section XI; and, to the extent applicable, Section XII.

G.No order of the Court concerning the Plan of Allocation or the Fee and Expense Application or modification or reversal on appeal of any such order shall constitute grounds for cancellation or termination of the Stipulation.

H.Notwithstanding any other provision, section, or paragraph in this Stipulation, AVEO may, in accordance with the terms set forth in the Parties’ Supplemental Agreement, and in its sole discretion, elect in writing to terminate the Settlement and this Stipulation if the opt-out threshold defined in the Supplemental Agreement is exceeded and not cured in accordance with the terms of the Supplemental Agreement.  Unless otherwise directed by the Court, the Supplemental Agreement will not be filed with the Court.

XI.	No Admissions

A.The Parties hereto intend the Settlement as described herein to be a final and complete resolution of all disputes between them with respect to the Action and entry in this Settlement shall not be deemed an admission by any Plaintiff or Defendant as to the merits of any claim or defense or any allegation made in the Action.

B.Neither this Stipulation nor the Settlement, nor any act performed or document executed pursuant to or in furtherance of this Stipulation or the Settlement: (a) is or may be deemed to be or may be used as an admission of, or evidence of, the validity or infirmity of any Released Claim, of any allegation made in the Action, or of any wrongdoing or liability of any of the Released Parties; (b) is or may be deemed to be or may be used as an admission of, or evidence of, any liability, fault or omission of any of the Released Parties in any civil, criminal or administrative proceeding in any court, administrative agency or other  tribunal; or (c) is or may be deemed to be or may be used as an admission or evidence that Class Plaintiffs and the Class Members would have received less than the Settlement Amount had the Action been prosecuted to conclusion.  Neither this Stipulation nor the Settlement, nor any act performed or document executed pursuant to or in furtherance of this Stipulation or the Settlement shall be admissible in any proceeding for any purpose, except to enforce the terms of the Settlement, and except that any of the Released Parties may file this Stipulation and/or the Judgment in any action that may be brought against any of them in order to support a defense or counterclaim based on principles of res judicata, collateral estoppel, release, good faith settlement, judgment bar or reduction or any other theory of claim preclusion or issue preclusion or similar defense or counterclaim.

XII.	Miscellaneous Provisions

A.Within forty-five (45) days after the Effective Date, and subject to commercially reasonable efforts, all designated Confidential Information and copies thereof, shall at each person’s own option either be returned to counsel for the Disclosing Party or destroyed, with the Receiving Party certifying such destruction, unless the Confidential Information has been offered into evidence or filed without restriction as to disclosure.  The Receiving Party shall not be required to locate, isolate, or destroy/return emails generated in connection with legal representation in this Action (including attachments to emails) that may include Confidential Information, or Confidential Information contained in deposition transcripts or exhibits or draft or final expert reports.  Nothing in this paragraph requires any party, its counsel, or their respective consultants, vendors or other affiliates, to delete or destroy data which may reside on one or more backup tapes or other media maintained for the purpose of disaster recovery, business continuity or other reasons, or requires more than reasonable and practical actions to locate, identify, or destroy any other electronic data.

B.Notwithstanding the requirements of paragraph A of this Section, counsel may retain (1) attorney work product, including an index that refers or relates to Confidential Information; (2) deposition transcripts and draft or final expert reports, including exhibits thereto; and (3) one complete set of all documents filed with the Court, including those filed under seal.  Any retained Confidential Information shall continue to be protected under the Confidentiality Protective Order entered by the Court (Dkt. No. 127).  An attorney may use his or her work product in subsequent litigation, provided that its use does not disclose or use Confidential Information.

C.The Parties hereto: (a) acknowledge that it is their intent to consummate the Settlement contemplated by this Stipulation; (b) agree to cooperate to the extent necessary to effectuate and implement all terms and conditions of this Stipulation; and (c) agree to exercise their best efforts and to act in good faith to accomplish the foregoing terms and conditions of the Stipulation.

D.All counsel who execute this Stipulation represent and warrant that they have authority to do so on behalf of their respective clients.

E.All of the exhibits attached hereto are hereby incorporated by reference as though fully set forth herein.

F.This Stipulation may be amended or modified only by a written instrument signed by counsel for all Parties hereto or their successors in interest.

G.This Stipulation, exhibits attached hereto, and the Supplemental Agreement constitute the entire agreement between Plaintiffs on the one hand, and Defendants on the other hand, and supersede any and all prior agreements, written or oral, between the Parties.  No representations, warranties or inducements have been made concerning this Stipulation or its exhibits other than the representations, warranties and covenants contained and memorialized in such documents.

H.This Stipulation may be executed in one or more original, photocopied or facsimile counterparts.  All executed counterparts and each of them shall be deemed to be one and the same instrument.  Counsel for the Parties hereto shall exchange among themselves original signed counterparts and a complete set of original executed counterparts shall be filed with the Court.

I.This Stipulation shall be binding upon, and inure to the benefit of the successors, assigns, executors, administrators, affiliates (including parent companies), heirs and legal representatives of the Parties hereto.  No assignment shall relieve any Party hereto of obligations hereunder.

J.All terms of this Stipulation and all exhibits hereto shall be governed and interpreted according to the internal laws of the State of Massachusetts without regard to its conflicts of law rules and in accordance with the laws of the United States.

K.Any disputes between the undersigned Parties arising out of implementing the Stipulation of Settlement or the Settlement itself shall be resolved by the mediator John Van Winkle in his sole discretion, first by way of mediation and if unsuccessful by way of final binding non-appealable arbitration.  In the event of arbitration with respect to the Stipulation of Settlement, the prevailing Party shall be entitled to fees and costs..

L.The Parties to this Stipulation intend the Settlement to be a final and complete resolution of all disputes asserted or which could be asserted by the Class Members against the Released Parties with respect to the Released Claims, and any potential counterclaims Defendants and Released Parties could have asserted against Class Plaintiffs, Class Members and their attorneys with respect to the allegations and prosecution of this Action.  Accordingly, Plaintiffs and Defendants agree not to assert in any forum that the litigation was brought by Class Plaintiffs or Class Counsel, or defended by Defendants, or their counsel, in bad faith or without a reasonable basis.  The Parties hereto shall assert no claims of any violation of Rule 11 of the Federal Rules of Civil Procedure relating to the prosecution, defense, or settlement of the Action.  The Parties agree that the amount paid and the other terms of the Settlement were negotiated at arm’s-length and in good faith by the Parties, and reflect a settlement that was reached voluntarily after consultation with experienced legal counsel, and with the assistance of an experienced mediator, John Van Winkle.

M.This Stipulation shall not be construed more strictly against one Party than another merely by virtue of the fact that it, or any part of it, may have been prepared by counsel for one of the Parties, it being recognized that this Stipulation is the result of arm’s-length negotiations between the Parties and all Parties have contributed substantially and materially to its preparation.

N.AVEO shall obtain and deliver to Class Counsel no later than five (5) days after preliminary approval the names and addresses of purchasers of its common stock during the Class Period, as set forth in the records of its transfer agent.

O.Except as otherwise provided herein, each Party shall bear its own fees and costs.

P.The headings herein are used for the purpose of convenience and are not intended to have legal effect.

Q.Notices required or permitted by this Stipulation shall be submitted either by overnight mail or in person as follows:

Notice to Plaintiffs:	Notice to Defendants:
Joshua B. Silverman POMERANTZ LLP 10 South LaSalle Street Suite 3505 Chicago, IL 60603	William Paine WILMER CUTLER PICKERING HALE HALE AND DORR LLP 60 State Street Boston, MA 02109

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound.

CLASS PLAINTIFFS ROBERT LEVINE AND WILLIAM WINDHAM

By:__/s/ Joshua B. Silverman__

Patrick V. Dahlstrom

Joshua B. Silverman

Louis C. Ludwig

POMERANTZ LLP

10 South LaSalle St., Suite 3505

Chicago, IL 60603

Tel. (312) 377-1181

pdahlstrom@pomlaw.com

jbsilverman@pomlaw.com

lcludwig@pomlaw.com

Class Counsel

Edward F. Haber (BBO#215620)

Adam M. Stewart (BBO #661090)

SHAPIRO HABER & URMY LLP

Seaport East

Two Seaport Lane

Boston, MA 02109

Te.. (617) 439-3939

ehaber@shulaw.com

astewart@shulaw.com

Liason Counsel

Counsel for Class Plaintiffs Robert

Levine and William Windham

DEFENDANTS AVEO PHARMACEUTICALS, INC., TUAN HA-NGOC, DAVID JOHNSTON, AND WILLIAM SLICHENMYER

By:__/s/ William Paine___________

William Paine (BBO #550506)

Michael G. Bongiorno (BBO #545202)

Eric D. Wolkoff (BBO #679566)

Jessica R. Lisak (BBO #680207)

WILMER CUTLER PICKERING HALE

    HALE AND DORR LLP

60 State Street

Boston, MA 02109

Tel. (617) 526-6000

Fax (617)526-5000

william.paine@wilmerhale.com

michael.bongiorno@wilmerhale.com

eric.wolkoff@wilmerhale.com

jessica.lisak@wilmerhale.com

Counsel for Defendants AVEO Pharmaceuticals, Inc., Tuan Ha-Ngoc, David Johnston, and William Slichenmyer